Exhibit 1.1

March 18, 2022

D.A. Davidson & Co.
8 Third Street North
Great Falls, MT 59401
Attention: Equity Syndicate Department
Fax No.: (406) 791-7357

B. Riley Securities, Inc.
299 Park Avenue, 21st Floor
New York, NY 10171
Attention: General Counsel
Fax No.: (212) 457-9947

Re:  Amended and Restated Equity Offering Sales Agreement dated August  19,
2020 (the “Agreement”) between One Liberty Properties, Inc. and D.A. Davidson
& Co. (“Davidson”) and B. Riley Securities, Inc. (“Riley”)

Ladies and Gentlemen:

The parties hereto agree that Davidson is, as of 5:00 pm EDT on the date hereof (the “Effective Time”), no longer acting as an Agent and its rights and obligations under this Agreement have terminated, other than those arising prior to the Effective Time, and other than its rights and obligations with respect to Sections 1, 5, 7 and 8, which shall remain in full force and effect notwithstanding such termination.  Notwithstanding the foregoing, the Agreement continues in full force and effect with respect to the other parties thereto.  Capitalized terms used without being defined herein shall have the meaning ascribed to such terms by the Agreement.

Sincerely,

One Liberty Properties, Inc.

By:
David W. Kalish, Chief Financial
Office and Senior Vice President

	D.A. Davidson & Co.		B. Riley Securities, Inc.

By:
	Name:	By:	Name:
	Title:		Title:

DWK/sc
(22/olp/olp atm/Davidson B Riley termination)

cc:	D.A. Davidson & Co B. Riley Securities, Inc. Patrick J. Callan, Jr.